UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 25, 2005

PROVIDIAN FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-12897	94-2933952
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

201 Mission Street
San Francisco, California		94105
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (415) 543-0404

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                             Entry into a Material Definitive Agreement

On January 25, 2005, the Human Resources and Compensation Committee (the “Committee”) of the Board of Directors of Providian Financial Corporation (the “Company”) took the following actions:

Cash bonus awards

The Committee awarded cash bonuses to the Company’s named executive officers for the year ended December 31, 2004 (the “2004 Performance Period”) in the following amounts: Joseph W. Saunders, President and Chief Executive Officer, $2,200,000; Chaomei Chen, Vice Chairman, Credit and Collections and Chief Credit Officer, $525,000; Susan Gleason, Vice Chairman, Operations and Enterprise Technology, $525,000; Ellen Richey, Vice Chairman, Enterprise Risk Management, Chief Legal Officer and Corporate Secretary, $550,000; Anthony Vuoto, Vice Chairman and Chief Financial Officer, $575,000; and Warren Wilcox, Vice Chairman, Planning and Marketing, $525,000.

The named executive officers are “covered employees” as defined in Section 162(m) of the Internal Revenue Code, and the bonus awards were made upon the Committee’s certification that the performance goal for such awards for the 2004 Performance Period, measured by reference to an earnings per share target, as established by the Committee in the first quarter of 2004 pursuant to the Company’s 2000 Management Incentive Plan (the “MIP”), had been satisfied. The bonus awarded to each of the named executive officers other than Mr. Saunders was based, in addition to the performance goal under the MIP, on the achievement of specified business area goals by such officer.

Stock option grant

The Committee awarded a stock option grant to Mr. Saunders under the Company’s 2000 Stock Incentive Plan. The option covers 280,000 shares of common stock of the Company and has an exercise price of $16.525, which was the average of the high and low prices of the Company’s common stock on the grant date. The option expires in ten years and vests in three equal annual installments beginning on the first anniversary of the grant date; provided, however, that on the occurrence of an Acceleration Event (as such term is defined in Mr. Saunders’ Executive Employment Agreement with the Company, dated November 25, 2001, as amended (the “Employment Agreement”)), the option will become fully vested. The other named executive officers also received stock option grants, and all of the named executive officers, including Mr. Saunders, received restricted stock awards, subject to the provisions set forth in the forms of grant agreements attached as Exhibits 10.3 and 10.4 to the Company’s Form 10-Q for the quarter ended September 30, 2004.

The form of the CEO stock option award agreement is attached hereto as Exhibit 10.1.

Adoption of 2005 cash bonus program

The Committee established a performance goal under the MIP, measured by reference to an earnings per share target, for the fiscal year ending December 31, 2005 (the “2005 Performance Period”). Each named executive officer, other than Mr. Saunders, will be eligible to receive a cash bonus award for the 2005 Performance Period ranging from 50% to 150% of his or her base salary, depending on achievement of the performance goal at the specified minimum, target, and maximum levels (which will contribute to 75% of the amount of the bonus award) and on achievement of specified business area goals for each executive (which will contribute to 25% of the amount of the bonus award). Under the terms of his Employment Agreement, Mr. Saunders is eligible to earn an annual target bonus of 200% of his base salary for each fiscal year, and for the 2005 Performance Period the Committee has approved a bonus equal to 100% of his base salary if the performance goal is achieved at the minimum level, and a maximum bonus equal to 300% of his base salary if the performance goal is achieved at the maximum level; however, the current provisions of the MIP limit the amount of any individual annual bonus to $1,784,616. If and to the extent Mr. Saunders is paid a bonus award that exceeds the MIP limit then in effect, it will be paid outside the MIP.

Amendments to certain plans

The Committee approved the following amendments to certain plans of the Company in which the Company’s executive officers and/or directors are eligible to participate:

•                  The Providian Financial Corporation Deferred Compensation Plan for Senior Executives and Directors was amended to provide that no Senior Executive or Non-Employee Director (as such terms are defined in such Plan) shall commence participation in, or make deferrals under, the Plan on or after January 1, 2005, and to change the interest rate for each quarter on account balances under the Plan from the Prime Rate plus 2% to the Moody’s Corporate Bond Yield Average in effect for the month immediately preceding the beginning of such quarter.

•                  The Company’s Non-Qualified Supplemental Defined Contribution Plan was amended to provide that payment of benefits to a participant shall be made six months after the participant’s termination of employment, in order to comply with the requirements of the American Jobs Creation Act of 2004 applicable to key employees. In addition, the Plan was amended to specifically provide that the interest rate for each quarter on account balances under the Plan would be the Moody’s Corporate Bond Yield Average in effect for the month immediately preceding the beginning of such quarter.

The Board of Directors of the Company ratified the Committee’s actions with respect to such amendments on January 25, 2005.

Item 9.01                                             Financial Statements and Exhibits

(c)                                  Exhibit

The following exhibit is filed herewith:

10.1                           Form of CEO Non-Qualified Stock Option Award agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PROVIDIAN FINANCIAL CORPORATION
(Registrant)

Date: January 31, 2005	By:	/s/ Anthony F. Vuoto
Anthony F. Vuoto
Vice Chairman and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description

10.1	Form of CEO Non-Qualified Stock Option Award agreement